[WORLD ACCESS, INC. LOGO]

                                                                    News Release

                            SUMMARY: WORLD ACCESS, INC. AND NACT TELECOMMUNICATIONS, INC. SIGN
                                               DEFINITIVE MERGER AGREEMENT

                            CONTACT:           Steven A. Odom   Chairman & CEO
                                               Hensley E. West  President  & COO
                                               Mark A. Gergel   Exec. VP  & CFO
                                               (404) 231-2025

FOR IMMEDIATE RELEASE

ATLANTA, GEORGIA - February 25, 1998 - WORLD ACCESS, INC. (NASDAQ: WAXS) announced today that it has signed a definitive merger agreement with NACT Telecommunications, Inc. (NASDAQ: NACT) to acquire approximately 2.7 million shares of NACT common stock currently held by public stockholders. Pursuant to the terms of the merger agreement, World Access will pay $17.50 per share of NACT common stock, or approximately $46.6 million, through the issuance of new shares of World Access common stock.

The merger agreement provides that each share of NACT common stock will be converted into shares of World Access common stock having a value of $17.50 per share based on the average of the daily closing price of World Access common stock as reported on the Nasdaq National Market System on each of the 20 consecutive trading days ending with the 3rd day immediately preceding the effective time of the merger (the "Closing Price"). If the Closing Price is more than $25.52, then each share of NACT common stock will be converted into 0.6857 shares of World Access common stock. If the Closing Price is less than $20.88 per share, then World Access may terminate the merger agreement.

The merger agreement was negotiated on behalf of NACT by a Special Committee of the NACT Board and has been approved by the Boards of Directors of NACT and World Access. In addition, NACT has received a fairness opinion with respect to the merger from NationsBanc Montgomery Securities LLC. The merger is subject to, among other things, the consummation of the GST Stock Purchase, approval of the NACT stockholders, and the satisfaction of other customary conditions.

World Access previously announced that it had entered into a definitive agreement with GST Telecommunications, Inc. ("GST") and GST USA, Inc., a wholly owned subsidiary of GST ("GST USA"), to acquire shares of NACT common stock held by GST USA for $17.50 per share, or approximately $89.5 million (the "GST Stock Purchase"). Upon completion of the GST Stock Purchase, which is currently scheduled for early March, and the above merger transaction, World Access will own 100% of NACT. The total consideration paid to acquire NACT will be approximately $141 million.

Steven A. Odom, Chairman and Chief Executive Officer, said "The acquisition of NACT, which is expected to be accretive to World Access' 1998 earnings, is in line with the Company's strategy to broaden its offering of switching, transport and access products and fully support its customers as they build new and/or upgrade existing telecommunications networks. NACT has been providing its customers comprehensive telecommunications network equipment and services since 1982. It has enjoyed considerable growth and success in recent years since the introduction of its STX tandem switch in February 1996. The STX switch, when combined with NACT's multi-tasking billing systems, provide a turnkey package for the emerging interexchange carrier industry. We believe that the STX switch represents today's benchmark for the fast growing, specialty application switching systems industry."

"We are particularly pleased that Lindsay Wallace, President and Chief Executive Officer of NACT, will continue to manage NACT as a majority owned subsidiary of World Access. Under the leadership of Mr. Wallace, and his outstanding team of engineering, sales and operations professionals, NACT reported record revenues of $27.7 million and pre-tax income of $6.3 million in its most recently completed fiscal year. We are optimistic that World Access' financial strength, extensive customer base, engineering capabilities and broad range of manufacturing and support services will further support NACT's existing business and provide additional sales and profit growth opportunities for both companies."

World Access, Inc. develops, manufactures and markets wireline and wireless switching, transport and access products primarily for the United States, Caribbean Basin and Latin American telecommunications markets. The Company offers digital switches, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, digital loop carriers, microwave and millimeterwave radio equipment and other wireless communications products. To support and complement its product sales, the Company also provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services.

                                       ###